EXHIBIT 99.2

January 30, 2026

Dear Valued Stockholders and Investors,

On behalf of the Board and management team, I extend my sincere appreciation for your continued trust and support of ModuLink Inc.. Your confidence in our vision has enabled us to achieve important milestones and strengthen our platform for sustainable long-term growth. I would also like to acknowledge our dedicated colleagues who work tirelessly behind the scenes each day - your commitment, discipline and resilience remain the cornerstone of our ongoing progress.

2025: A year of transformation and execution

2025 marked a pivotal chapter for ModuLink as we completed our reverse takeover and successfully commenced trading on the US OTC Markets. With this achievement, we transitioned our ticker symbol from IDVV to MDLK, formally opening a new chapter for ModuLink as we enhance our corporate profile, broaden our strategic capabilities, and extend our global reach.

We also completed our initial collaboration of ASA Robotics, welcoming its technology and team into the ModuLink family. Through this milestone, LUNA became part of our core portfolio, reinforcing our healthcare and smart living roadmap with a system designed to support safer and more connected care environments. Closing of the acquisition of ASA Robotics is expected to be consummated on or about February 28, 2026.

I would like to extend my sincere appreciation to Dr. Henry Lam, CEO of ASA Robotics, for his leadership and valuable contributions. We look forward to the innovation and execution he will bring as we expand our healthcare technology initiatives.

In 2025, the Luna System was soft launched in Melbourne and Sydney. These initial deployments represented important steps toward advancing our understanding of product-market fit, strengthening our implementation capabilities, and establishing relationships with partners across the care ecosystem.

Beyond technology, ModuLink also broadened its exploration of new collaborative opportunities in property development projects across Australia, New Zealand and Canada. This direction aligns with our longer-term strategy to integrate smart buildings, healthcare IoT, and sustainable infrastructure into real assets and community developments.

Advancing our AWG (Air-to-Water) technology

In parallel, we accelerated the development of our AWG technology initiatives. ModuLink has been collaborating with a strategic technology partner on a new generation of AWG solutions designed for the household market. We aim to complete development of a new prototype in the first quarter of 2026, subject to development progress and market conditions, positioning the platform to support future commercialization and broader market deployment over time.

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2026: Focused expansion and scaling

Looking ahead, 2026 will be a year of disciplined and phased execution as we progress across three strategic areas:

Property development:

We will continue advancing selected opportunities in Australia, New Zealand, and Canada, while commencing feasibility studies for retirement village development in Hong Kong and Australia. We believe these initiatives have the potential to become long-term platforms where technology, care, and community design converge.

Healthcare and IoT:

We plan to appoint distributors and system integrators in Australia and deepen our collaborations with nursing homes in Australia and Singapore. Our objective is to deliver practical, high-impact solutions including real-time fall prevention and detection, as well as AI-enabled companion support to enhance safety, care quality and quality of life.

In 2026, ModuLink intends to increase investment in our software foundation by developing a scalable SaaS platform and mobile applications that connect devices, services and stakeholders into a unified ecosystem. This platform strategy is designed to support faster integrations through open APIs, enable partner collaboration, and create stronger user value as more services and participants connect to the platform over time.

Our SaaS roadmap will emphasize secure cloud integration, system reliability, and scalable architecture, enabling customers to deploy our solutions efficiently across multiple sites and jurisdictions while benefiting from continuous updates and enhancements through a centralized platform. We believe this platform-based approach strengthens the customer experience, accelerates time-to-market for new capabilities, and establishes a durable foundation to support future recurring revenue streams across healthcare IoT, smart living and related services.

AWG:

We plan to soft-launch the new-generation solution in early 2026, subject to development progress and market readiness, and to begin appointing distributors across selected international markets as we build channel coverage and broaden market access. In parallel, we intend to integrate our SaaS platform with our AWG products in 2026 and to deploy AWG solutions in conjunction with GAC energy to support remote and underserved locations.

Capital Discipline and Execution Focus

As we advance these initiatives, we remain firmly committed to disciplined capital allocation, prudent financial management and a strong governance framework. Our priority is to deploy capital selectively into high-impact opportunities that strengthen our platform, support sustainable long-term growth, and preserve financial flexibility as we respond to evolving market conditions.

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Closing thanks

To our stockholders, investors, stakeholders, partners, and colleagues, thank you for your continued trust and support. We recognize the responsibility that accompanies your confidence, and we remain committed to building a stronger ModuLink while working diligently to create sustainable long-term value for our stakeholders. We look forward to continuing this journey together as we enter the next phase of growth with a view to increasing stockholder value.

Forward-Looking Statement

This letter contains forward-looking statements regarding our plans, strategies and expectations. These statements are based on current assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. We undertake no obligation to update these statements except as required by law.

Sincerely,

William Fu

CEO and Executive Director

ModuLink Inc.

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